Exhibit 99.1

FOR IMMEDIATE RELEASE

LINCOLN NATIONAL CORPORATION ANNOUNCES
REDEMPTION OF ALL 7.65% SERIES E TRUPS

Philadelphia, Pennsylvania, October 19, 2006—Lincoln National Corporation (NYSE: LNC), the parent company of the Lincoln Financial Group of companies, today announced that it has called for redemption all of the $172.5 million outstanding 7.65% Trust Preferred Securities, Series E (“Series E TRuPS”) issued by Lincoln National Capital V (CUSIP No. 534042205) and guaranteed by Lincoln.

“The decision to redeem the Series E TRuPS is part of an overall capital management plan that seeks to lower Lincoln’s cost of capital,” said Frederick J. Crawford, Chief Financial Officer of Lincoln National Corporation.

The Series E TRuPS will be redeemed at a price of $25 per security, plus any accrued and unpaid distributions for the period up to but excluding the redemption date. The redemption date is November 19, 2006.

The Series E TRuPS were issued in 2001 and are redeemable at Lincoln’s option on or after November 19, 2006. Holders of the Series E TRuPS will receive official notice of the redemption by mail. The paying agent for the redemption of the Series E TRuPS is The Bank of New York Trust Company, N.A. Holders of Series E TRuPS may call Janice O. Rotunno of Bank of New York Trust Company, N.A. at (312) 267-5022 for more information.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group had consolidated assets of $167 billion as of June 30, 2006, and had annual consolidated revenues of $5.5 billion in 2005. The company offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Company affiliates include: Lincoln Financial Distributors, which provides wholesaling and marketing support; Lincoln Financial Advisors and Jefferson Pilot Securities Corp., Lincoln Financial Retail Distribution, a national network of financial planners, agents, and registered representatives; Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; Lincoln Financial Media, which owns and operates three television stations, 18 radio stations, and the Lincoln Financial Sports production and syndication business; and Lincoln UK. For more information please visit www.LFG.com.